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                                                               Exhibit (a)(1)(E)

                                                               Via Email

        June 7th is the deadline to return your Stock Option Exchange Election form. Regardless of your intent to exchange options or not, I need you to return your completed form to me no later than close of business on Thursday.

      You may fax your election form to me at 206-301-4585.

        If you have any questions about the program or the election form please feel free to contact me.

      Thanks,
      tc




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